Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 401 9th Street, N. W., Suite 1000 Washington, D.C. 20004-2134 troutman.com

June 7, 2021

Piper Sandler & Co.

1251 Avenue of the Americas, 6th Floor

New York, NY 10020

and

J.P. Morgan Securities LLC

383 Madison Ave.

New York, NY 10179

As Representative of the several Underwriters

Named in Schedule A to the Agreement (as defined below)

RE:	Western Alliance Bancorporation
3.00% Fixed to Floating Rate Subordinated Notes due 2031

Ladies and Gentlemen:

We have acted as counsel to Western Alliance Bancorporation, a Delaware corporation (the “Company”), in connection with the issuance and sale to the Underwriters by the Company of $600,000,000 in aggregate principal amount of the Company’s 3.00% Fixed to Floating Rate Subordinated Notes due 2031 (the “Notes”) pursuant to the Underwriting Agreement dated June 3, 2021 (the “Agreement”) between the Company and you, as the Representative of the several Underwriters. The Notes will be issued pursuant to the Subordinated Debt Indenture dated as of June 7, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of June 7, 2021, between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). This opinion letter is furnished to you pursuant to Section 6(c) of the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Agreement.

In rendering the opinions expressed below, we have examined originals or copies of the following:

1.	the Agreement, the Indenture, and the global Notes (collectively, the “Subject Documents”);

2.	the Registration Statement, the Prospectus, the Final Term Sheet and each issuer Free Writing Prospectus, each as in effect as of the date hereof;

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3.

(i) the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 18, 2020 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, and (ii) the By-laws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (together, the “Certificate of Incorporation and Bylaws”);

4.

a certificate dated June 2, 2021 issued by the Delaware Secretary of State, attesting to the corporate status and good standing of the Company in the State of Delaware as well as confirmation of telephonic bringdown the Company’s status provided by Corporation Service Company as of June 7, 2021 (the “Good Standing Bringdown”);

5.

certain resolutions of the Board of Directors of the Company adopted at meetings held on April 27, 2021, relating, among other things, to the authorization of the offering, issuance and sale of the Securities, the filing of the Prospectus and the appointment of a Pricing Committee of the Board of Directors (the “Pricing Committee”) to determine the terms of and arrangements with respect to the foregoing, and certain resolutions of the Pricing Committee, adopted at a meeting held on June 2, 2021, further implementing such board resolutions, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect;

6.	a certificate of an officer of the Company, dated as of the date hereof, as to certain facts relating to the Company (each individually, the “Officer Certificate”);

7.	a certificate of the Secretary of the Company, dated as of the date hereof, as to the incumbency and signatures of certain officers of the Company;

8.	the following court or administrative orders, judgments and decrees naming the Company and the Bank (the “Company Orders”):

No items in these categories have been provided to us and identified as items which we should review in connection with rendering this opinion. We have been authorized to provide you with a copy of the Company Officers’ Certificate to the effect that there are no court or administrative orders, judgments, or decrees that name the Company and are specifically directed to it or any of its property; and

9.	the Reviewed Documents (as defined herein).

As to factual matters, we have relied upon and assumed the accuracy of, with your permission, the representations and warranties of the Company included in the Subject Documents and upon the certificates of public officials and officers of the Company. In our examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons executing documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as copies (including electronic Portable Document Format (“PDFs”)); (vi) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the validity and binding effect thereof upon the Company); (vii) that all parties to the Subject Documents (A) are duly organized, validly existing and in good standing under the laws

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of their respective jurisdictions of organization, and (B) have the requisite power and authority to execute and deliver the documents and agreements discussed herein and to perform their respective obligations under the documents and agreements discussed herein to which they are a party; and (viii) no party nor any other person has acted in a manner, and no other event has occurred, since the date of the execution, adoption, effectiveness or delivery of the Subject Documents, the certificates of public officials and officers of the Company or any other document reviewed by us having a date prior to or as of the date hereof, as the case may be, that would effect an amendment, modify the interpretation thereof or cause any statement made therein not to be true and complete.

In addition to our review of the documents listed above, we have made such legal and factual inquiries for the purpose of rendering our opinions as we have deemed necessary. The opinions expressed herein are limited to (i) in the case of the opinions set forth in paragraphs (g), (h), and (i), the federal securities laws of the United States and, in the case of the opinions set forth in the last sentence of paragraph (a), paragraphs (f) and (e)(ii), the Bank Holding Company Act (the “BHCA”), (ii) in the case of the opinions set forth in the first sentence of paragraph (a) and paragraphs (e) and (f), the Delaware General Corporation Law (the “DGCL”), (iii) in the case of the opinions set forth in paragraphs (b), (c) and (d), the internal laws of the State of New York (“New York Law”), (iv) in the case of the opinion set forth in paragraph (k), the Investment Company Act of 1940, as amended (the “Investment Company Act”), and (v) in the case of the opinion set forth in paragraph (j), United States federal income tax laws that, in our experience, are normally applicable to securities underwriting transactions. We express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, New York and Delaware), municipal law or the laws of any local agencies within any state (including, without limitation, within the states of New York and Delaware). This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

As used herein, the phrase “to our knowledge” refers to the actual conscious awareness of attorneys of this firm who have devoted substantive attention to the offering of the Notes on behalf of the Company. We have not performed any mathematic calculations or made any financial or accounting determinations. All assumptions made by us herein have been made, with your approval, without any investigation or verification by us.

Further, we do not express any opinion (i) regarding the amount of fees or costs provided for in any of the Subject Documents, (ii) with respect to the enforceability of any provision contained in any Subject Document relating to any indemnification, contribution, exculpation, release, waiver or right of set-off that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, (iii) with respect to the enforceability of any provisions with respect to the choice of law or the choice of forum of the parties to the Subject Documents and we have assumed that the choice of New York law to govern the Subject Documents is a valid and enforceable provision, (iv) with respect to any provision of any of the Subject Documents that provides injunctive relief or specific performance as a remedy, (v) any law related to fraudulent transfers or conveyances or (vi) 12 U.S.C. 1818(b)(6)(d) (or any successor statute) and similar bank regulatory powers.

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Our opinions in paragraphs (b) and (c) below are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of the rights and remedies of creditors and any general equitable principles.

We have not conducted a docket search or otherwise conducted an independent review or investigation of any official records of any court or governmental agency. In rendering our opinions set forth below, we have, with your approval, assumed without independent verification that the Underwriters and the Company have complied and will comply with their respective representations, warranties and agreements in the Subject Documents and that the offer, issuance, sale and distribution of the Securities will be carried out in the manner described in the Registration Statement and the Prospectus.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that, as of the date hereof (except to the extent a different date is specified):

(a)

The Company is validly existing as a corporation and in good standing as of the date of the Good Standing Bringdown under the laws of the State of Delaware, and the Company has the corporate power and authority to issue the Notes, enter into the Agreement and the Indenture and perform its obligations thereunder. The Company has the corporate power to own, lease and operate its current properties and to conduct its business as described in the Prospectus. Based solely upon a review of the Federal Financial Institutions Examination Council’s National Information Center database (https://www.ffiec.gov/npw), which is a repository of financial institution data collected by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Company is registered as a bank holding company under the BHCA as of the date hereof.

(b)

The Agreement has been duly authorized, executed and delivered by the Company. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

(c)

The Securities have been duly authorized and executed by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Agreement and the Indenture, the Securities will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

(d)

The statements set forth in the Prospectus under the caption “Description of Subordinated Notes” insofar as they purport to constitute a summary of the terms of the subordinated notes, are accurate summaries in all material respects. The Securities conform as to legal matters in all material respects to the description thereof set forth in the Prospectus under the caption “Description of Subordinated Notes.”

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(e)

The execution, delivery and performance on the date hereof by the Company of its obligations under the Subject Documents do not (i) violate the DGCL or the Certificate of Incorporation and Bylaws, (ii) violate any provision of the BHCA, (iv) breach or constitute a default under any agreement or contract which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) or any Current Report on Form 8-K filed with the SEC since December 31, 2020 (collectively with the Annual Report, the “Reviewed Documents”), or (v) violate any Company Orders.

(f)

No consent or approval of, or registration or filing with, the Federal Reserve or the Secretary of State of the State of Delaware is required to be obtained or made by the Company under the BHCA or the DGCL in connection with the execution, delivery and performance on the date hereof by the Company of its obligations under the Subject Documents.

(g)

The Registration Statement became effective under the Securities Act as of the date it was filed with the Commission, and the Prospectus was filed with the Commission in the manner and within the time period required by Rule 424(b). To our knowledge, based solely upon a review of the Stop Orders page of the Commission’s website (http://www.sec.gov/litigation/stoporders.shtml), no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose is pending or threatened.

(h)

The (i) Registration Statement, on the latest Effective Date and on the Delivery Date, and (ii) the Prospectus, when filed with the Commission pursuant to Rule 424(b) and on the Delivery Date (except in each case as to the exhibits, financial statements and other financial or statistical data and schedules contained or incorporated by reference therein, as to which we express no opinion) comply as to form in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each document incorporated by reference in the Registration Statement and Prospectus as originally filed pursuant to the Exchange Act (except in each case as to the exhibits, financial statements and other financial or statistical data and schedules contained or incorporated by reference therein, as to which we express no opinion), at the time they were filed with the Commission, complied as to form in all material respects to the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(i)

The information set forth in the Annual Report under the caption “Part I. Item 1. Business – Supervision and Regulation,” to the extent that such information constitutes matters of law or legal conclusions, and subject to the qualifications, exceptions, assumptions and limitations described therein, has been reviewed by us and is accurate in all material respects.

(j)

The statements set forth in the Prospectus under the caption “Material United States Federal Income Tax Considerations” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, and subject to the qualifications, exceptions, assumptions and limitations described therein, have been reviewed by us and are accurate in all material respects.

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(k)

The Company is not, and after the application of the proceeds from the sale of the Securities as described in the Prospectus, will not be an “investment company” as such term is defined in the Investment Company Act.

Our opinions are as of the date hereof and we have no responsibility to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We express no opinion as to the effect of non-compliance by any party to the Subject Documents with any federal or state laws or regulations applicable to the transactions contemplated by the Subject Documents because of the nature of its business (except for the Company with respect to federal banking laws to the extent set forth, and subject to the qualifications, exceptions, assumptions and limitations described, herein). We disavow any undertaking to advise you of any changes in law. Our opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such. Our opinions are furnished to you for your exclusive use solely in connection with the offering of the Notes contemplated by the Agreement. These opinions may not be relied upon by you for any other purposes, or furnished to, quoted, referred to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent in each instance.

Very truly yours,

Troutman Pepper Hamilton Sanders LLP